UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 14, 2016

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Liberty Street

New York, NY 10281

(Address of Principal Executive Offices) (Zip Code)

(212) 522-1212

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2016, the Company appointed Jen Wong as its Chief Operating Officer, with responsibility for (1) all digital operations and business development, (2) all product development and engineering, (3) the Foundry division, and (4) the Consumer Marketing and Revenue division, effective September 19, 2016. Ms. Wong has served as the Company’s President of Digital since January 2016.

In connection with her appointment as Chief Operating Officer, the Company and Ms. Wong have entered into an amendment to her current employment agreement, extending the term to September 30, 2019 and pursuant to which (i) her annual base salary will increase to $750,000 per annum and (ii) her target award opportunity in respect of annual equity incentive awards will increase to $500,000. The change to be effected in Ms. Wong’s base salary will be effective from and after September 19, 2016, while the increase in the opportunity related to her annual equity awards will be implemented in connection with the annual awards to be made in 2017. Consistent with generally applicable policies for officers at her level, under Ms. Wong’s current employment agreement, if her employment is involuntarily terminated by the Company without cause, she will receive bi-weekly installments over a stated severance period based on an annualized amount equal to the sum of annual base salary, plus an annualized amount based generally on the average of certain bonuses received over a period up to the last three years. In connection with her promotion, the applicable severance period has been increased to 18 months.

A copy of the Company’s press release related to the matters described in Item 5.02 above is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM	9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1	Time Inc. Press Release, dated September 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC. (Registrant)

By:	/s/ Lauren Ezrol Klein
Lauren Ezrol Klein
Executive Vice President, General Counsel and Corporate Secretary

Date: September 15, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release, dated September 15, 2016, issued by Time Inc.

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